Exhibit 10.1

Execution Copy

AMENDMENT NO. 1 TO SUBORDINATION
AND INTERCREDITOR AGREEMENT

This Amendment No. 1 to Subordination and Intercreditor Agreement (“Amendment No. 1”), dated as of April 24, 2014, is entered into by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Senior Lender”), LAKES JAMUL DEVELOPMENT, LLC, a Minnesota limited liability company (and together with its Affiliates, the “Subordinate Lender”), and JAMUL INDIAN VILLAGE, a federally recognized Indian tribe (and together with any Affiliates, the “Borrower”).

RECITALS

WHEREAS, the Senior Lender and Subordinate Lender and Borrower have entered into that certain Subordination and Intercreditor Agreement dated as of August, 29, 2012 (the “Subordination Agreement”) whereby the Subordinate Lender has agreed to, among other things, subordinate its liens and security interest in the Collateral securing the Subordinate Loan to the liens and security interest of the Senior Lender in the Collateral securing the Senior Loan.

WHEREAS, the Borrower has requested, and the Senior Lender and Subordinate Lender are willing to agree to amend the Subordination Agreement to permit any lender or noteholder that provides Refinancing Indebtedness (defined below) to benefit from the Subordination Agreement as an Additional Senior Lender having all of the rights and obligations of a Senior Lender under the Subordination Agreement, on the terms and conditions set forth herein; and

WHEREAS, the Borrower, Senior Lender and Subordinate Lender wish to amend certain other provisions of the Subordination Agreement governing the payment of the Subordinate Loan.

Now, Therefore, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Subordination Agreement, unless otherwise defined herein.

2.     Additional Definitions. As used herein, the following term shall have the meaning given to it below, and the Subordination Agreement is hereby amended to include, in addition and not in limitation, the following definitions:

“Additional Senior Lender” shall have the meaning given to such term in Section 29 hereof.

“Amendment No. 1” means Amendment No. 1, dated as of April 24, 2014, to this Agreement.

“Final Maturity Date” means the date that is seven (7) years after the Opening Date.

“Modification Agreement” means the Modification Agreement dated as of the date hereof between Subordinate Lender and Borrower.

“Prime Rate” shall mean the prime interest rate from time to time of JPMorgan Chase & Co. (or any successor bank).

“Proposed Management Agreement” means the proposed Management Agreement between the Tribe and San Diego Ventures, Inc. (an Affiliate of Senior Lender), a redacted copy of which is attached hereto as Exhibit A, in the form so attached and without giving effect to any modifications thereto as may hereafter be made.

“Refinancing Documents” means any loan agreement, credit agreement, indenture, bond, note or other instrument (including all security documents and all other ancillary documents executed in connection therewith) evidencing Refinancing Indebtedness.

“Refinancing Indebtedness” means any indebtedness however characterized, whether as senior bank debt, mezzanine loans, term loans, revolving credit facilities, bonds whether public or private and regardless of tax status, or any other form of financial obligation or accommodation, in each case issued or incurred (a) any portion of which is used to refinance, replace, refund or repay the then-outstanding Senior Loan, in whole or in part or (b) any portion of which is characterized as a participation, syndication, or other risk-sharing arrangement with the then-outstanding Senior Loan, whether or not the Senior Lender retains an economic interest in the Senior Loan, whether with the same or different lenders, holders, agents or arrangers, in each case so long as (x) the terms of such indebtedness are consistent with the requirements of Section 11, (y) if such indebtedness is issued or incurred later than six months after the Opening Date, then the ratio of Borrower’s total indebtedness (excluding ordinary course trade payables) to its annualized EBITDA does not exceed 5.0 to 1.0, and (z) the proceeds of such indebtedness are not used for any distribution to equity owners or for any substantial expansion of the Project beyond existing Project plans, which generally anticipate a 70,000 square foot casino with 52 game tables, 1700 slot machines, and structured parking. By way of example, and without limiting the foregoing, if the then-outstanding Senior Loan is outstanding in the amount of $40,000,000, the Borrower incurs new indebtedness and commitments in the amount of $400,000,000, and a portion of the proceeds of such new indebtedness is used to repay the then-outstanding Senior Loan, then the entire amount of such new indebtedness (and not merely the portion used to repay the then-outstanding Senior Loan) shall be “Refinancing Indebtedness” for all purposes under this Agreement.

3.     Amendments to Existing Defined Terms. The following definitions are hereby amended and restated in their entirety as follows:

“Agreement” shall mean this Subordination and Intercreditor Agreement dated as of August 29, 2012, by and among Senior Lender, Lakes, and the Tribe, as amended by the First Amendment to Subordination and Intercreditor Agreement dated as of April 24, 2014, and as may be further amended, restated, or modified from time to time in accordance herewith.

“Paid In Full” shall mean that the Senior Loan Obligations have been indefeasibly paid in full in cash or other immediately available funds and any commitment of Senior Lender to make further advances has been terminated; and "Payment In Full" shall have the meaning corresponding thereto in context. Notwithstanding the foregoing, any payment of the Senior Loan Obligations using proceeds of Refinancing Indebtedness shall not result in a Payment In Full but shall instead have the effect described in Section 29.

“Senior Lender” means Penn National Gaming, Inc., a Pennsylvania corporation, any successor to or assignee of the Senior Loan or the Senior Loan Documents or any portion thereof, and any lender providing all or any portion of Refinancing Indebtedness.

“Senior Loan” means any and all obligations of the Borrower due to the Senior Lender pursuant to the Senior Loan Documents, and/or the Refinancing Documents (if any), all in an aggregate principal amount not to exceed $400,000,000.

“Senior Loan Documents” means any promissory notes arising out of or relating to the Project and payable to Senior Lender (including but not limited to the Notes as defined in the Pre-Development Agreement), and related loan documents (including but not limited to the Senior Security Agreement and any other security documents), this Agreement, the Pre-Development Agreement, any Ancillary Agreements and the Refinancing Documents (if any).

“Senior Loan Obligations” shall mean any and all obligations and advances arising out of or related to the Senior Loan Documents (including for the avoidance of doubt the Refinancing Documents (if any)) without regard to the application of the proceeds of any such advances, in an aggregate principal amount not to exceed $400,000,000, together with all interest, prepayment premiums and other sums (including but not limited to closing costs, legal fees and costs, and any and all related expenses) arising out of or related to the Senior Loan Documents (including for the avoidance of doubt the Refinancing Documents (if any)).

“Senior Security Agreement” shall mean the Security Agreement dated as of August 29, 2012, entered into by Borrower for the benefit of Senior Lender, as such agreement may be amended, restated, or modified from time to time.

“Subordinate Loan Documents” means each of the documents evidencing and/or securing the Original Subordinate Notes (including but not limited to those documents referenced in Recital A) and any other obligation of Borrower to Subordinate Lender arising out of or relating to the Original Subordinate Notes or the Project, including without limitation the Consolidated Restated Promissory Note referred to in Amendment No. 1 and the Operative Documents referred to in the Modification Agreement, together with any additional advances and collateral loan and security documents hereafter executed and delivered to the holder thereof as further security for such obligations, all as amended by this Agreement and the Modification Agreement and as may be further amended from time to time in accordance with Section 25(b) of this Agreement.

4.     Principal Balance and Interest Rates. Section 4 of the Subordination Agreement is hereby amended to read in its entirety as follows:

“4.     Subordination of Subordinate Lender’s Right to Receive Payments; Amendments to Subordinate Loan Documents. Except as expressly set forth in this Section 4, until the Senior Loan Obligations have been Paid in Full, Borrower will not make, give or permit, directly or indirectly, in any manner, in cash or other property, by setoff or otherwise, any payment, prepayment or additional security of or for all or any part of the Subordinate Loan and/or any other purpose whatsoever, and Borrower shall not make and Subordinate Lender shall not accept any payments whatsoever, including, without limitation, interest or principal, with respect to the Subordinate Loan. Notwithstanding the foregoing or anything to the contrary in the Subordinate Loan Documents:

(a)     Borrower and Subordinate Lender hereby agree and acknowledge as follows:

(i)     The outstanding balance of the Subordinate Loan as of the Effective Date is $60,000,000, which amount includes the unpaid principal indebtedness, all accrued and unpaid interest, penalties, and fees, any capitalized interest and any principal amounts that Subordinate Lender may have internally adjusted. It is further agreed and acknowledged that this amount shall represent the new, aggregate unpaid principal amount under the Subordinate Loan as of the Effective Date (subject to increase as provided in this Agreement, the “New Subordinate Principal Amount”);

(ii)     The New Subordinate Principal Amount shall be increased to $61,000,000, effective on the third anniversary of the Acceptance Date, if the Opening Date has not occurred on or before the third anniversary of the Acceptance Date.

(iii)     Interest on the New Subordinate Principal Amount, as of the Effective Date and at all times thereafter until the Senior Loan Obligations have been Paid In Full, shall accrue as follows: (A) as of the Effective Date, no interest shall accrue initially; (B) if the Opening Date occurs on or before the third anniversary of the Acceptance Date, then interest shall accrue on the New Subordinate Principal Amount at a simple fixed rate of Four-and-One-Quarter percent (4.25%) per annum, effective as of the Opening Date; and (C) if the Opening Date does not occur on or before the third anniversary of the Acceptance Date, then interest shall accrue on the New Subordinate Principal Amount at a simple variable rate equal to the Prime Rate plus two percent (2.0%) per annum (such rate to be adjusted monthly and determined on the first business day of each month), effective as of the third anniversary of the Acceptance Date.

(iv)     Interest so accrued pursuant to Section 4(a)(iii)(C) above shall be capitalized and added to the New Subordinate Principal Amount (and not paid in cash) until the Opening Date, with such capitalization to occur on a monthly basis when and as interest would otherwise be payable as if the Opening Date had occurred on such third anniversary. Interest accruing after the Opening Date (but not any interest so capitalized prior to the Opening Date) may be paid in cash, subject to the terms and conditions of this Agreement, to the extent sufficient cash is available therefor (with any interest remaining unpaid after the application of any such cash payment to be so capitalized).

(b)     Until the Senior Loan Obligations have been Paid in Full, no payments (whether of principal, interest, fees, charges, or otherwise) shall be made to Subordinate Lender under the Subordinate Loan except that, (i) at all times on or before the Final Maturity Date, so long as (A) no Senior Loan Default has occurred and is continuing and (B) without limiting the foregoing, all accrued and unpaid interest under the Senior Loan Documents and any other payments and charges due under the Senior Loan Documents (whether by reason of acceleration or otherwise) have been paid to Senior Lender, the Borrower may pay, and the Subordinate Lender may accept, monthly payments of accrued and unpaid interest on the Subordinate Loan, in arrears, pursuant to the terms of the Subordinate Loan Documents, but in any event in an amount not to exceed the amount described in Section 4(a)(iii), and (ii) at all times after the Final Maturity Date, so long as (A) no Senior Loan Default (other than failure to repay the Senior Loan in full on or before the Final Maturity Date) has occurred and is continuing, (B) all accrued and unpaid interest under the Senior Loan Documents and any other payments and charges due under the Senior Loan Documents, and principal payments at the same monthly, quarterly, or annual rate of amortization as existed immediately prior to the Final Maturity Date, have been paid to Senior Lender, the Borrower may pay, and the Subordinate Lender may accept, monthly payments of accrued and unpaid interest on the Subordinate Loan, in arrears, pursuant to the terms of the Subordinate Loan Documents, but in any event not to exceed the amount described in Section 4(a)(iii), and in addition, monthly payments of principal on the Subordinate Loan in an amount not to exceed $1,500,000 in any calendar quarter. The provision contained in clause (ii) of this paragraph 4(b) is intended only to address the hypothetical situation in which Borrower and Senior Lender agree to “continue indefinitely in default” after the Final Maturity Date, and it does not imply any obligation on the part of Senior Lender to forbear or delay exercise of remedies after maturity.

(c)     Without limiting the foregoing, except as expressly permitted in Section 4(b)(ii), no payments of principal of, or fees or other charges related to, the Subordinate Loan shall be made to Subordinate Lender until such time as the Senior Loan Obligations have been Paid In Full.

(d)     If Subordinate Lender receives any payment in violation of the foregoing provisions, such payment shall be deemed received in trust for Senior Lender, and Subordinate Lender shall promptly deliver such payment to Senior Lender in accordance with the provisions of Section 10 hereof.

(e)     Borrower and Subordinate Lender agree, and Senior Lender acknowledges, that to the extent of any inconsistency between this Agreement and the Subordinate Loan Documents, this Agreement shall control.”

5.     Extension of Standstill Period. Clause (c) of Section 5 of the Subordination Agreement is hereby amended by replacing each occurrence therein of the term “90 days” with “four months”.

6.     Restriction on Extension of Maturity Date. Section 11(b) of the Subordination Agreement is hereby amended to read in its entirety as follows:

“(b)     the terms and conditions upon which the Senior Loan was or may hereafter be incurred and the instruments evidencing the same and the Senior Loan Documents, including collateral security documents and guaranties, may be amended or modified from time to time, including, without limitation, to increase principal or interest rates thereunder, accelerate the maturity date or other due dates for payment, and any other amendment or modification agreed to by Senior Lender and Borrower (provided, however, that (i) the principal amount of the Senior Loan Obligations (including any Refinancing Indebtedness) may not exceed $400,000,000 in the aggregate and (ii) the final maturity date of the Senior Loan Obligations (including the final maturity date of any Refinancing Indebtedness) may not be extended to a date later than the Final Maturity Date, in each case without the written consent of Subordinate Lender), and no such modification or amendment, whether before or after the Final Maturity Date, shall affect Subordinated Lender’s obligations hereunder, and the Senior Loan Obligations and the Lien securing payment thereof shall remain senior in all respects to the Subordinate Loan Obligations and the Lien securing payment thereof, to the full extent provided in this Agreement, including without limitation Sections 2 through 4 hereof.”

7.     Termination of Subordination Agreement. Section 20 of the Subordination Agreement is hereby amended to read in its entirety as follows:

“20.     Termination. This Agreement shall terminate and cease to be of any further force or effect upon Payment In Full of the Senior Loan Obligations, and the fulfillment of the conditions to the release of the Senior Security Agreement.”

8.     Addition of Certain Bonus Payments. Section 28 of the Subordination Agreement is hereby amended to read in its entirety as follows:

“28.     Minimum Guaranteed Payment; Bonus Payments; Management Fees. In the event a Management Agreement is entered into between the Senior Lender or an Affiliate of Senior Lender (together with any successor manager, each a “Manager”) and Tribe, Subordinate Lender agrees that the Subordinate Loan Obligations, including any payment in respect of Subordinate Loan Obligations constituting proceeds of the Collateral, shall be expressly subject and subordinate to (a) the minimum guaranteed payment, as required pursuant to 25 CFR 531.1(f) and the Commencement Date Bonus and any Bonus Payment (as those terms are defined in the Proposed Management Agreement) with the aggregate amount of all such payments and bonuses not to exceed $12,000,000 per year, and (b) any management fees and licensing fees payable to any such Manager or any Affiliate thereof, all of the above as provided within such Proposed Management Agreement.”

The Proposed Management Agreement shall be deemed a Management Agreement for purposes of the Subordination Agreement.

9.     Refinancing Indebtedness. The Subordination Agreement is hereby amended by adding a new Section 29 as follows:

“29.     Refinancing Indebtedness.

(a)     The parties hereto agree that any Refinancing Indebtedness, whether provided by the Senior Lender, an Affiliate thereof, or other person (any such Affiliate or other person, an “Additional Senior Lender”), shall automatically constitute Senior Loans hereunder, and any Additional Senior Lender shall be deemed a Senior Lender in all respects hereunder. The Subordinate Lender hereby agrees that the Subordinate Loan Obligations (and the Liens on Collateral securing any Subordinate Loan Obligations) will at all times be junior and subordinate in all respects to any such Refinancing Indebtedness and the Borrower's obligations under such Refinancing Indebtedness will automatically be treated as Senior Loan Obligations for all purposes of this Agreement, including for purposes of lien priority and rights in respect of the Collateral as set forth herein.

(b)     The Subordinate Lender shall promptly enter into such documents and agreements (including amendments and supplements to this Agreement) as Borrower or any Additional Senior Lender reasonably requests to provide any Additional Senior Lender the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement.

(c)     Any Additional Senior Lender will promptly agree in a writing addressed to the Subordinate Lender to be bound by the terms of this Agreement and such Additional Senior Lender shall be as fully a party hereto as if such Additional Senior Lender were an original signatory hereto.

(d)     Borrower’s incurrence of any Refinancing Indebtedness shall not obligate Subordinate Lender to agree to any modification of the Modification Agreement or of the other Subordinate Loan Documents.”

10.     Representations, Warranties and Covenants.

(a)     Of Subordinate Lender. Subordinate Lender represents, warrants and covenants to Senior Lender that:

(i)     Subordinate Lender has the power and authority to execute, deliver and perform this Amendment No. 1.

(ii)     This Amendment No. 1 has been duly authorized by all necessary action of Subordinate Lender, has been duly executed and delivered by Subordinate Lender and constitutes the valid and binding obligations of Subordinate Lender enforceable against Subordinate Lender in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(iii)     Neither the execution, delivery or performance by Subordinate Lender of this Amendment No. 1 nor compliance by it with the terms and provisions hereof, (A) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (B) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Subordinate Lender pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other agreement, contract or instrument to which Subordinate Lender is a party or by which it or any of its property or assets is bound or to which it may be subject, or (C) will violate any provision of the organizational documents of Subordinate Lender.

(iv)     All of the representations and warranties of Subordinate Lender set forth in the Subordination Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

(b)     Of Senior Lender. Senior Lender represents and warrants to Subordinate Lender that:

(i)     Senior Lender has the power and authority to execute, deliver and perform this Amendment No. 1.

(ii)     This Amendment No. 1 has been duly authorized by all necessary action of Senior Lender, has been duly executed and delivered by Senior Lender and constitutes the valid and binding obligations of Senior Lender enforceable against Senior Lender in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(iii)     Neither the execution, delivery or performance by Senior Lender of this Amendment No. 1 nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Senior Lender pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other agreement, contract or instrument to which Senior Lender is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the organizational documents of Senior Lender.

(iv)     All of the representations and warranties of Senior Lender set forth in the Subordination Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

(v)     As of the date of this Amendment No. 1, Senior Lender has made advances to or on behalf of the Borrower (such advances constituting Senior Loan Obligations) in an aggregate principal amount exceeding $5,000,000, and such Senior Loan Obligations remain outstanding.

(c)     Of Borrower. Borrower represents and warrants to Subordinate Lender and Senior Lender that:

(i)     Borrower has the power and authority to execute, deliver and perform this Amendment No. 1.

(ii)     This Amendment No. 1 has been duly authorized by all necessary action of Borrower, has been duly executed and delivered by Borrower and constitutes the valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(iii)     Neither the execution, delivery or performance by Borrower of this Amendment No. 1 nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other agreement, contract or instrument to which Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the organizational documents of Borrower.

(iv)     All of the representations and warranties of Borrower set forth in the Subordination Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

(v)     As of the date of this Amendment No. 1, Senior Lender has made advances to or on behalf of the Borrower (such advances constituting Senior Loan Obligations) in an aggregate principal amount exceeding $5,000,000, and such Senior Loan Obligations remain outstanding.

11.     Acknowledgment of Security Interests. The Borrower hereby acknowledges, confirms and agrees that each of the Senior Lender and Subordinate Lender has, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by the Borrower to the Senior Lender or the Subordinate Lender pursuant to the Senior Loan Documents or the Subordinate Loan Documents, as the case may be, or otherwise granted to or held by the Senior Lender or the Subordinate Lender.

12.     Acknowledgment of Subordination. Subordinate Lender hereby acknowledges a Lien on Collateral securing any Senior Loan Obligations (including for the avoidance of doubt any Senior Loan Obligation arising out of Refinancing Indebtedness) will at all times be senior and prior in all respects to any Lien on such Collateral securing Subordinate Loan Obligations.

13.     Further Assurances. Subordinate Lender and Borrower each will, at Borrower’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Senior Lender or any prospective lender that is considering providing Refinancing Indebtedness may reasonably request, in order to protect any right or interest granted hereby or to enable Senior Lender to exercise and enforce its rights and remedies under this Amendment No. 1 and the Senior Loan Documents and to confirm that the Subordinate Loan Documents remain subject to the Senior Loan Documents in accordance with the provisions of the Subordination Agreement as amended by Amendment No.1.

14.     Conditions Precedent. This Amendment No. 1 shall be effective when each of the Senior Lender and Subordinate Lender shall have received an executed original hereof, together with each of the following:

(a)     The Modification Agreement; and

(b)     The Consolidated Restated Promissory Note dated as of the date hereof, and effective as of August 29, 2012, duly executed by Borrower, in the form appended to the Modification Agreement.

15.     Waiver of Default. The covenant set forth in the trailing paragraph of Section 4 of the Subordination Agreement (as such paragraph existed prior to effectiveness of this Amendment No. 1) has been breached as a result of the failure of Borrower and Subordinate Lender to enter into, on or before September 28, 2012, written agreements amending the Subordinate Loan Documents in such a manner as to be consistent with the Subordination Agreement, and as a result of such breach, a Senior Loan Default exists. Upon effectiveness of this Amendment No. 1, the Senior Lender hereby agrees to waive such Senior Loan Default.

16.     Jurisdiction. Each of the parties hereby (a) submits to the jurisdiction of the Permitted Court for purposes of enforcing this Amendment No. 1 and the Subordination Agreement as amended hereby in the manner provided herein, and (b) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any suit, action, proceeding or dispute properly brought or maintained before the Permitted Court in accordance with this Amendment No. 1 and the Subordination Agreement as amended hereby, any claim that (i) such party is not subject personally to the jurisdiction of the Permitted Court, (ii) such party is immune from extraterritorial injunctive relief, (iii) such suit, action, proceeding or dispute may not be brought or maintained in the Permitted Court, or should be dismissed on the grounds of forum non conveniens, or should be transferred to any court other than the Permitted Court, or (iv) that this Amendment No. 1 or the subject matter hereof may not be enforced in or by the Permitted Court.

17.     Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date set forth above.

Borrower:

JAMUL INDIAN VILLAGE

By: /s/ Raymond Hunter
Name: Raymond Hunter
Title: Chairman And: /s/ Erica Pinto Name: Erica Pinto Title: Vice Chairman

Subordinate Lender:

LAKES JAMUL DEVELOPMENT, LLC

By: /s/ Timothy Cope
Name: Timothy Cope
Title: President / CFO

Senior Lender:

PENN NATIONAL GAMING INC.

By: /s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: VP / Sec / Treas

EXHIBIT A

Proposed Management Agreement

[see attached]

MANAGEMENT AGREEMENT

BETWEEN

THE JAMUL INDIAN VILLAGE OF CALIFORNIA

AND

SAN DIEGO GAMING VENTURES, LLC

DATED AS OF ______________________, 2014

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”) has been entered into as of this __ of ___________________, 2014, by and between THE JAMUL INDIAN VILLAGE OF CALIFORNIA, a federally recognized Indian Tribe (the “Tribe”) and SAN DIEGO GAMING VENTURES, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

A.     The Tribe is a federally recognized Indian Tribe enjoying a government-to-government relationship with the United States and possessing certain inherent powers of self-government. The Tribe is the beneficial owner of approximately six (6) acres of reservation land located within the exterior boundaries of the State of California held by the United States of America in trust for the Tribe (the “Property”), more particularly described in the attached Exhibit A-1, which is hereby incorporated by this reference. The Tribe exercises jurisdiction over the Property pursuant to its powers of self-government and consistent with the resolutions and ordinances of the Tribe.

B.     The Tribe is dedicated, through the operation of a Gaming Facility, to (i) provide employment and improve the social, economic, education and health needs of its members, (ii) increase the revenues of the Tribe, and (iii) enhance the Tribe’s economic self-sufficiency and self-determination.

C.     The Tribe is seeking expertise for the management and operation of the Gaming Facility. The Manager has represented to the Tribe that the Manager and its Affiliates have the knowledge, experience and managerial capacity to manage a Gaming Facility on the Property and that the Manager is willing and able to provide such experience, expertise and instruction.

D.     The Tribe desires to grant the Manager access to and the exclusive right and obligation to manage, operate and maintain the Gaming Facility and any ancillary property or expansion thereof during the Term of this Agreement and in accordance with the provisions of this Agreement.

E.     This Agreement is entered into pursuant to the IGRA. All Gaming conducted at the Gaming Facility shall comply with all Legal Requirements.

ARTICLE 1

DEFINITIONS

“Bonus Payment” has the meaning set forth in Section 2.2(c)(iv).

“Commencement Date” means the date upon which the Gaming Facility is open to the public and offering Class III Gaming.

“Commencement Date Bonus” has the meaning set forth in Section 7.5.

“Fiscal Year” means the period commencing on January 1 of each year and ending on December 31 of the same year.

“Gross Gaming Revenue (Win)” means the net win from Gaming activities which is the difference between Gaming wins and losses before deducting costs and expenses (including any deduction for Promotional Allowances), determined in accordance with GAAP consistently applied.

“Gross Revenues” means all revenues of any nature derived directly or indirectly from the Gaming Facility including Gross Gaming Revenue (Win), food and beverage sales and other rental or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, provided that such lessees, sublessees, and licensees and concessionaires are not subsidiaries or Affiliates of the Manager), parking fees, and revenue recorded for Promotional Allowances, but excluding any Tribal Tax, all as determined in accordance with GAAP consistently applied.

“Guaranteed Monthly Payment” means, consistent with 25 U.S.C. 2711(b)(3), that payment due to the Tribe each month commencing in the month after the Commencement Date occurs in accordance with Section 7.5 hereof.

“IGRA” means the Indian Gaming Regulatory Act of 1988, Public Law 100-497, 25 U.S.C. § 2701 et seq., as amended from time to time.

“Increased Guaranteed Monthly Payment” has the meaning set forth in Section 7.5.

“Lakes” means Lakes Jamul Development, LLC.

“License Agreement” means that certain Intellectual Property License, Branding and Marketing Agreement between Perm National Gaming, Inc. and the Tribe dated April 3, 2013, attached hereto as Exhibit C. as amended from time to time in accordance therewith.

“License Fee” has the meaning set forth in Section 8.3.

“Loan Agreement” shall mean any and all obligations and advances arising out of or related to the Senior Loan Documents (including for the avoidance of doubt the Refinancing Documents (if any) without regard to the application of the proceeds of any such advances, in an aggregate principal amount not to exceed $400,000,000, together with all interest, prepayment premiums and other sums (including but not limited to closing costs, legal fees and costs, and any and all related expenses) arising out of or related to the Senior Loan Documents (including for the avoidance of doubt the Refinancing Documents (if any).

“Monthly Disbursements” has the meaning set forth in Section 7.5.

“Net Revenues” means, with respect to any period of time, all revenues from the business operations conducted in or at the Gaming Facility during such period (whether in the form of accounts, general intangibles, payment intangibles, cash, or deposit accounts, and including (i) revenues from Gaming, (ii) revenues from the operation of any hotel, restaurant, food and beverage service, retail outlet, meeting space, swimming pool, fitness center, spa or any other businesses operating on the Property, and (iii) any monies received by any Tribal Affiliate or the Tribe as damages or settlement recovery in connection with any litigation concerning the Compact or the right of any Tribal Affiliate or the Tribe to conduct Gaming on any lands held or to be acquired by either for such purposes), but less (a) Operating Expenses; (b) amounts paid out as, or paid for, prizes; (c) any credits or refunds made to customers, guests, or patrons of the Gaming Facility not constituting an Operating Expense and not applied in any prior period to reduce revenues; and (d) cash or proceeds of any lost or discarded claims generated by a Gaming Machine or otherwise arising out of any other Gaming activities at the Gaming Facility that are not retained by the Gaming Facility. It is intended that this definition of Net Revenues be consistent with 25 U.S.C. § 2703(9).

“NIGC” means the National Indian Gaming Commission.

“Operating Expenses” means the total sum of all expenses incurred for the benefit of the operation of the Gaming Facility and approved as necessary under this Agreement, including the following:

i.	Compensation for Gaming Employees;

ii.	expenses and costs for Off-site Employees as set forth in Section Error! Reference source not found.;

iii.	operating equipment and Operating Supplies for the Gaming Facility;

iv.	utilities;

v.

repairs and maintenance of the Gaming Facility, including repairs and maintenance of on- and off-Property infrastructure adjacent to the Gaming Facility necessary to accommodate the business of the Gaming Facility;

vi.	interest payments on debt service including the Subordination Agreement, Subordinated Debt Instrument and the Loan Agreement;

vii.	interest on installment contract purchases or other interest charges on debt approved by the Business Board;

viii.	insurance and bonding required pursuant to the terms of this Agreement;

ix.	advertising and marketing, including busing and other transportation of patrons to the Gaming Facility and Promotional Allowances;

x.	accounting, attorney and other professional fees, including those of both the Tribe and the Manager directly related to the operations of the Gaming Facility during the Term;

xi.	security costs;

xii.	reasonable travel expenses for employees (including Off-Site Employees) directly related to the operation of the Gaming Facility;

xiii.	lease payments for Furnishings and Equipment including any capital lease payments, to the extent approved by the Business Board;

xiv.	trash removal;

xv.	costs of goods sold by the Gaming Facility;

xvi.	other expenses designated as operating expenses in accordance with GAAP;

xvii.	expenses specifically designated as operating expenses in this Agreement;

xviii.	depreciation and amortization of the Gaming Facility, the Furnishings and Equipment and all other assets in accordance with GAAP;

xix.	recruiting and training expenses for Gaming Employees;

xx.	fees due to the NIGC under the IGRA;

xxi.	any required payments to the State or local governments made by or on behalf of the Gaming Facility or the Tribe pursuant to the Compact;

xxii.	any charitable contributions by the Gaming Facility included in the budget or otherwise approved by the Business Board;

xxiii.	the License Fee (or Reduced License Fee, as applicable);

xxiv.	Pre-Opening Expenses capitalized and treated as an expense during the first year after the Commencement Date (or over three years as approved by the Business Board); and

xxv.	all payments made by the Gaming Facility to unaffiliated third parties to mitigate environmental or other impacts of the Gaming Facility.

“Subordination Agreement” means that certain Subordination and Intercreditor Agreement, dated August 29, 2012, between Penn National Gaming, Inc., Lakes and the Tribe, as defined therein, as amended by that certain Amendment No. 1 to Subordination and Intercreditor Agreement, dated March ___, 2014, between Penn National Gaming, Inc., Lakes and the Tribe, as further amended, from time to time in accordance therewith, which amends the Subordinate Loan Documents.

“Subordinated Debt Instrument” means that certain Consolidated Restated Promissory Note, dated March ___, 2014 between, Lakes and the Tribe, as amended from time to time in accordance therewith.

Article 2
COVENANTS

In consideration of the mutual covenants contained in this Agreement, the parties agree and covenant as follows:

2.1           Engagement of Manager. Subject to the limitations and terms and conditions set forth in this Agreement, the Tribe hereby retains and engages the Manager as the sole and exclusive manager for the supervision, direction and control of the management of all of the functions and employees of the Gaming Facility and the Manager hereby accepts such retention and engagement.

2.2           Effective Date; Term; Term Extensions.

(a)

(b)               Term. The term of this Agreement shall begin on the Effective Date and continue until the seventh (7th) anniversary of the Commencement Date, subject to extension upon NIGC approval as provided in Section 2.2(c) (such term, as the same may be extended pursuant to Section , the “Term”).

(c)               Term; Extensions. The Tribe and Manager agree that in each of the first three (3) consecutive twelve-month periods of the Term, the parties shall negotiate with each other in good faith to amend this Agreement, each such amendment to provide for a one (1)-year extension of the Term, effective as of the first, second and third anniversaries of the Commencement Date (such extensions respectively, the “First Extension Year”, the “Second Extension Year,” and the “Third Extension Year”, and each a “Extension Year”), and shall include the terms indicated below, as applicable:

(i)       First Extension. The amendment providing for the First Extension Year shall provide that (A) the annual license fee payable pursuant to Section in respect of the first year of the Term and the First Extension Year, shall be the Reduced License Fee (and not the License Fee), and (B) the percentage used to calculate (pursuant to Section ) the Management Fee payable with respect to the last twelve months of the Term (the “Final Year”) shall be twenty-nine percent (29%).

(ii)      Second Extension. The amendment providing for the Second Extension Year shall provide that (A) the annual license fee payable pursuant to Section in respect of the Second Extension Year shall be the Reduced License Fee (and not the License Fee), and (B) the percentage used to calculate (pursuant to Section ) the Management Fee payable with respect to the twelve-month period immediately prior to the Final Year (the “Second Final Year”) shall be twenty-nine percent (29%), and (C) the percentage used to calculate (pursuant to Section ) the Management Fee payable with respect to the Final Year shall be twenty-eight percent (28%).

(iii)     Third Extension. The amendment providing for the Third Extension Year shall provide that (A) the annual license fee payable pursuant to Section in respect of the Third Extension Year through the remainder of the Term shall be the Reduced License Fee (and not the License Fee), (B) the guaranteed monthly payment payable pursuant to Section in respect of the Third Extension Year through the remainder of the Term shall be the Increased Guaranteed Monthly Payment (and not the Guaranteed Monthly Payment), (C) the percentage used to calculate (pursuant to Section ) the Management Fee payable with respect to the twelve-month period immediately prior to the Second Final Year shall be twenty-nine percent (29%), (D) the percentage used to calculate (pursuant to Section ) the Management Fee payable with respect to the Second Final Year shall be twenty-eight percent (28%), and (E) the percentage used to calculate (pursuant to Section ) the Management Fee payable with respect to the Final Year shall be twenty-seven percent (27%).

(iv)     Extension Bonus Payment(s). The Tribe shall be entitled to receive Six Million Dollars ($6,000,000) (each, a “Bonus Payment”) upon each of (A) NIGC approval of the First Extension Year and (B) NIGC approval of the Second Extension Year. Any Bonus Payment shall be payable to the Tribe ratably ($500,000 per month) over the First Extension Year and Second Extension Year, as applicable.

(v)      General; Limitations. The parties agree that nothing in this Agreement is intended to require the Tribe to agree to any Extension during the good faith negotiations contemplated by this Section .

Article 3
MANAGEMENT OF THE GAMING FACILITY

Article 4
PERSONNEL AND VENDORS

Article 5
PRE-OPENING BUDGET; OPERATING BUDGET AND ANNUAL PLAN

Article 6
LIENS

Article 7
MANAGEMENT FEE, REIMBURSEMENTS, DISBURSEMENTS,
AND OTHER PAYMENTS

7.1          Management Fee.  Subject to the provisions of Section , the Tribe hereby authorizes the Manager to pay itself on or before the twenty-first (21st) day of each month after the calendar month in which the Commencement Date falls, from the Gaming Facility Bank Account(s), a fee which is equal to thirty percent (30%) of Net Revenues, subject to reduction pursuant to Section 2.2 (c)(the “Management Fee”). In no event shall the Management Fee exceed, in the aggregate, thirty percent (30%) of the Net Revenues per annum (the “Cap”). The Management Fee shall not include, and the Cap shall not apply to, any of the following: (a) reimbursements to the Manager for Operating Expenses incurred by the Manager or any of its Affiliates provided that such costs are included in the Operating Budget and Annual Plan and approved by the Business Board, (b) non-Gaming fees and Compensation, including payments made to the Manager or its Affiliates for advances (including interest on such advances and any other payments arising out of or relating to such advances), (c) payments of the License Fee pursuant to the License Agreement, or (d) payments made pursuant to the Loan Agreement or any other instrument evidencing amounts owed to the Manager and/or its Affiliates. To the extent that Net Revenues are insufficient to pay the applicable Management Fee, such amounts due but not paid shall accrue and be paid to the Manager immediately out of available future Net Revenues.

7.2          Disbursements.  As and when received by the Manager, Gross Revenues shall be deposited in the Depository Account. Gross Revenues in the Gaming Facility Bank Account(s) over the Minimum Balance shall be disbursed by the Manager, on a monthly basis, for and on behalf of the Tribe, in accordance with Section .

7.3          Payment of Fees and Tribe Disbursement.  Within twenty-one (21) days after the end of each calendar month of operations, the Manager shall calculate and report to the Business Board the Gross Revenues, Operating Expenses, and Net Revenues for the previous month’s operations and the Fiscal Year’s operations to date. Such Gross Revenues shall be disbursed from the Gaming Facility Bank Account(s) on or before the twenty-first (21st) day of each month after the calendar month in which the Commencement Date falls, to the extent available to pay the scheduled items to the extent due and payable and earned in accordance with and within the following framework and agreements:

(a)     Operating Expenses (except for the License Fee (or Reduced License Fee if applicable) and interest payments on debt service including the Subordination Agreement, Subordinated Debt Instrument and the Loan Agreement);

(b)     The Guaranteed Monthly Payment or Increased Guaranteed Monthly Payment, as applicable;

(c)     The Commencement Date Bonus;

(d)     The Bonus Payment, if applicable;

(e)     The Management Fee and License Fee (or Reduced License Fee if applicable);

(f)     Payments required under the Loan Agreement;

(g)     Contributions to the Capital Replacement Reserve Account;

(h)     Payments required under the Subordination Agreement and/or the Subordinated Debt Instrument;

(i)     Any supplemental payments required under the Loan Agreement; and

(j)     The Tribe.

7.4          Operative Dates.  For purposes of this Article 7, the Gaming Facility’s “first year of operations” shall begin on the Commencement Date and continue until the first day of the month following the first anniversary of the Commencement Date, and each subsequent year of operations shall be the twelve (12)-month period following the end of the previous twelve (12) months.

7.5          Guaranteed Monthly Payment; Increased Guaranteed Monthly Payment; Commencement Date Bonus; Monthly Disbursements.  During the Term, the Tribe shall be entitled to receive from the Gaming Facility a guaranteed monthly payment equal to the Guaranteed Monthly Payment or the Increased Guaranteed Monthly Payment, as applicable (as determined pursuant to Section ). Further, upon the Commencement Date, the Tribe shall be entitled to Six Million Dollars ($6,000,000) (“Commencement Date Bonus”), which shall be payable to the Tribe ratably ($500,000 per month) over the twelve (12)-month period immediately following the Commencement Date. The payment to the Tribe of the Guaranteed Monthly Payment, the Increased Guaranteed Monthly Payment, the Commencement Date Bonus or any Bonus Payment, as applicable, shall have priority over the Management Fee, the repayment of pre-development, development and construction costs, and the payment of any monies pursuant to the Loan Agreement, the Subordination Agreement and the Subordinated Debt Instrument. For purposes of this Agreement, (a) “Guaranteed Monthly Payment” shall mean Five Hundred Thousand Dollars ($500,000) per month, and (b) “Increased Guaranteed Monthly Payment” shall mean One Million Dollars ($1,000,000) per month. For purposes of this Agreement, any payments due to the Tribe as a Guaranteed Monthly Payment, Increased Guaranteed Monthly Payment, Commencement Date Bonus and any Bonus Payment shall be referred to as “Monthly Disbursements.” Any distribution of Net Revenues received by the Tribe during any month shall be credited toward the Monthly Disbursements for such month, on a dollar-for-dollar basis. In any month that the Net Revenues are less than the Monthly Disbursements, the Tribe shall be entitled to receive from the Manager and the Manager shall pay to the Tribe an amount equal to the difference between such month’s Net Revenues and the applicable Monthly Disbursements, with such amount being reimbursed to the Manager by the Gaming Facility as an Operating Expense in the next month. If monthly Net Revenues do not exceed the Monthly Disbursements for a consecutive twelve (12)-month period, the Manager may elect to terminate this Agreement pursuant to Section Error! Reference source not found.. No Monthly Disbursements shall be owed for any full months during which Class III Gaming is suspended or terminated at the Gaming Facility but shall be prorated based on the number of days that Class III Gaming is conducting during any such month. The obligation to pay the Monthly Disbursements shall cease upon termination of this Agreement for any reason.

7.6          Payment of Net Revenues.   The Manager is authorized to transfer funds from the Gaming Facility Bank Account(s) to the Manager’s bank accounts and/or the Tribe’s bank accounts in order to distribute Net Revenues and any other amounts due under this  . The Net Revenues paid to the Tribe pursuant to this   shall be payable to the Tribal bank account specified by the Business Board pursuant to Section Error! Reference source not found..

Article 8
TRADE NAMES, TRADEMARKS, AND SERVICE MARKS

8.1          .

8.2          .

8.3          License Fee. Pursuant to the terms of the License Agreement, during each year of the Term (including the First Term Year), Penn National Gaming, Inc. will be paid by the Gaming Facility an annual license fee equal to the License Fee (as defined below), unless Section  otherwise provides that such annual license fee shall be equal to the Reduced License Fee (as defined below). Each payment of the License Fee or the Reduced License Fee, as applicable, shall be paid in full on each anniversary of the Commencement Date. For purposes of this Agreement, (a) “Reduced License Fee” means, with respect to any period of determination, one and one-half percent (1.5%) of the Gross Revenues corresponding to such period, and (b) “License Fee” means, with respect to any period of determination, two percent (2%) of the Gross Revenues corresponding to such period.